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                                                                Exhibit 10.16

                WESTERN DIGITAL LONG-TERM RETENTION PLAN

                    Purpose
                    ---------------------------------------------------------
                    The purpose of the plan is to retain participants by providing a significant incremental opportunity for capital accumulation and to focus participants on increasing the value of Western Digital (the "Company") stock.

                    Eligibility
                    ----------------------------------------------------------
                    Plan eligibility is extended to a limited group of employees who are considered to be critical to the future success of the Company.

                    Description of the Plan
                    ----------------------------------------------------------
                    A "base amount" will be established for each participant. The base amount will fluctuate with Western Digital's stock price and awards will vest and be paid out over a four year period from the date the base amount is established, as follows (subject to continued employment):

                       Anniversary              Percent of           Cumulative Percent
                    Following Date of           Base Amount            of Base Amount
                      Establishment               Vesting                 Vested
                    -----------------           -----------          ------------------
                    First                            0%                       0%
                    Second                          10%                      10%
                    Third                           25%                      35%
                    Fourth                          65%                     100%


                    Operation of the Plan
                    -----------------------------------------------------------
Effective Date of   July 1, 1995. Initial base amounts will be established and
the Plan:           vesting will begin as of this date.

Award Pool:         The Board of Directors, without the participation or vote
                    of any Directors who are or who during the past twelve months have been employees of the Company or any of its subsidiaries, will establish an overall amount that is available for awards.

Establishment of    The initial base amount for elected officers of the Company
Base Amount:        will be recommended by the Compensation Committee of the
                    Board of Directors and approved by the Board of Directors without the participation or vote of any Directors who are or during the previous twelve months have been employees of the Company or


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                    any of its subsidiaries. The base amounts for all other
                    participants will be determined by the Chief Executive Officer. These base amounts will be subject to the overall amount available in the award pool. The value of the unvested portions of the base amounts will vary based on the Company's stock price performance.

Valuation Date:     The valuation date will be the date on which the Company's stock price performance will be measured for payout purposes. A new valuation date will occur on January 1 and July 1 of each year.

Crediting Rate:     The value of the unvested portion of the base amount will
                    increase or decrease semi-annually on the plan's valuation date in accordance with the changes in the Company's stock price.

                    To desensitize the plan from the effects of short-term highs or lows in the stock price, the stock price used to determine the crediting rate will be an average of the daily closing stock prices over the 12 months immediately prior to the valuation date, compared to the previous valuation date's average 12-month stock price.

                    Example:

                    July 1, 1995, Account Balance                      $400,000
                    July 1, 1995, Average 12 Month Stock Price           $15.00
                    January 1, 1996, Average 12 Month Stock Price        $16.50
                    Stock Price Change = ($16.50 - $15.00/$15.00           +10%
                    January 1, 1996, Account Balance =
                        $500,000 + ($400,000 x 10%)                    $440,000

                    Additional Provisions
                    ------------------------------------------------------------

Additional          Any additional base amounts that are established for a
Awards:             participant will vest over four years in accordance with the previously described schedule, commencing as of the date the additional base amount is determined provided that if the additional base amount is determined on any date other than July 1 or January 1, the additional base amount will commence vesting as of the most recent valuation date, and will be valued as if the additional base amount had been determined on the most recent valuation date.

New Hires:          Any base amounts for newly hired employees will vest over
                    four years in accordance with the previously described schedule, commencing as of the date of the base amount is determined provided that if the base amount is determined on any date other than July 1 or January 1, the additional base amount will commence vesting as of the most recent valuation date, and will be valued as if the base amount had been determined on the most recent valuation date.

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Charge in Control:       In the event of a "Change of Control" (as defined in
                         the Company's Deferred Compensation Plan, all unvested base amounts will be vested immediately prior to the effectiveness thereof.


Deferred Payout:         Within one year of the establishment of any base
                         amounts under the plan, the participant may elect to defer payout of any or all of the three individually vesting portions of the base amount in accordance with the Company's Deferred Compensation Plan. After each portion of any base amount vests and if the participant has elected to defer payout of that vested portion, it will be credited to the participant's account under the Company's Deferred Compensation Plan and administered pursuant thereto.


Payout of Award:         The payout will be in cash only upon vesting of each
                         portion of any base amount or in accordance with the participant's deferral election. No vesting will occur after termination of a participant's employment for any reason.

                         If the Company's tax deduction for any payout under this plan would be disallowed under Internal Revenue Code Section 162(m), the Company may, in its sole discretion, defer payment of the excess amount, but only to the extent that, and for so long as, the Company's tax deduction for the payment would be disallowed under Internal Revenue Code Section 162(m). Amounts that are deferred for this reason will accrue interest at a rate in accordance with the Company's Deferred Compensation Plan.


Administration:          The Plan will be administered by the Compensation
                         Committee of the Company's Board of Directors, which shall have the power to construe the Plan and to delegate ministerial responsibilities to the Company.